Exhibit 99.1

New Aera, Inc.

Statement of Assets Acquired and Liabilities Assumed

Independent Auditors’ Report

To the Stockholders and the Board of Directors of Inogen, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of New Aera, Inc. (New Aera), a subsidiary of Inogen, Inc., as of August 9, 2019, and the related notes (the “financial statement”).

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to New Aera’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of New Aera’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed of New Aera as of August 9, 2019, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared in connection with Inogen, Inc.’s acquisition of New Aera and, as described in Note 1, was prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the financial position of New Aera. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Los Angeles, California

October 24, 2019

New Aera, Inc.

Statement of Assets Acquired and Liabilities Assumed

(amounts in thousands)

Assets acquired
Current Assets
Cash	$122
Inventories	140
Other current assets	8
Total current assets	270
Property and equipment	224
Goodwill	31,124
Intangible assets	77,700
Total assets acquired	$109,318

Liabilities assumed
Deferred tax liability - noncurrent	$13,046
Earnout liability - noncurrent	25,749
Total liabilities assumed	$38,795

Net assets acquired	$70,523

The accompanying notes are an integral part of the financial statement.

New Aera, Inc.

Notes to Statement of Assets Acquired and Liabilities Assumed

(amounts in thousands)

1. Description of the transaction and basis of presentation

Description of transaction – On August 6, 2019, Inogen, Inc. a Delaware corporation (Company or Inogen), entered into an Agreement and Plan of Merger (Merger Agreement) by and among Inogen, New Aera, Inc., a Delaware corporation (New Aera), Move Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Inogen (Merger Sub), and Gregory J. Kapust, as stockholder representative. On August 9, 2019 (Effective Date or Closing Date), Inogen completed the acquisition of New Aera pursuant to and on the terms set forth in the Merger Agreement. On the Effective Date, Merger Sub was merged with and into New Aera with New Aera continuing as the surviving corporation and a wholly-owned subsidiary of Inogen and the separate corporate existence of Merger Sub ceased (Merger). In connection with the Merger Agreement, Inogen also separately acquired certain intellectual property assets from Silverbow Development, LLC, an affiliate of New Aera (Silverbow), on the Effective Date.

Under the terms of the Merger Agreement, upon consummation of the Merger, all outstanding shares of capital stock of New Aera were cancelled and converted into the right to receive merger consideration with a value equal to up to approximately $101,900 in cash in the aggregate (inclusive of payments to Silverbow). Approximately $70,523 of the merger consideration was paid at the closing of the Merger and up to an additional $31,400 in earnout payments (Earnout Consideration) may become payable subject to the terms and conditions of the Merger Agreement.

Basis of presentation – The accompanying statement of assets acquired and liabilities assumed as of August 9, 2019 was prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and for inclusion in the Company’s filings with the Securities and Exchange Commission and is not intended to be a complete presentation of the financial position of New Aera’s business. Accordingly, the accompanying statement of assets acquired and liabilities assumed does not purport to present the financial position of New Aera that would have resulted if New Aera had operated as a standalone separate business.

The Company has determined the acquisition of assets and assumption of liabilities of New Aera as of August 9, 2019 constitutes a business acquisition as defined by Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their preliminary acquisition date fair values as required by that statement. Fair values are determined based on the requirements of ASC 820, Fair Value Measurements and Disclosures.

2. Summary of significant accounting policies

Use of estimates

The preparation of the financial statement in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Such estimates include, but are not limited to, the valuation of the intangible asset and the earnout liability.

Goodwill and intangible assets

The acquired intangible asset, which is initially recorded at fair value on the date of acquisition, includes existing technology and will be amortized over its estimated useful life. Estimated useful lives are based on the time periods during which the intangibles are expected to result in incremental cash flows. The Company will amortize the existing technology with a fair value of $77,700 using the straight-line method over an estimated life of 10 years. The Company expects amortization expense related to the existing technology intangible asset will be approximately $2,914 for 2019, $7,770 per year for 2020 through 2028, and $4,856 for 2029.

Goodwill is tested for impairment on an annual basis as of October 1. Interim testing of goodwill for impairment is also required whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or asset below its carrying amount. Finite-lived intangible assets are amortized over their useful lives and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Earnout liability

The earnout liability was part of the purchase price and will be adjusted to fair value at each reporting date until settled. At the end of each reporting period after the acquisition date, the arrangement is remeasured at its fair value, with changes in fair value recorded in earnings. Changes in fair value will be recognized in operations while changes in the earnout liability due to the passage of time will be recognized as other expense. Payment of the earnout liability is based upon New Aera achieving recognized revenue. The earnout period for recognized revenue is each calendar year beginning with calendar year 2019 and ending on the calendar year in which the earnout consideration equals the earnout cap, as defined in the Merger Agreement.

Fair value accounting

ASC 820 creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement is to estimate the price at which an orderly transaction to sell an asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Assets and liabilities recorded at fair value in the financial statement are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs, as defined by ASC 820, are as follows:

Level input	Input definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The fair value of accounts receivable, inventories, prepaid expenses and other current assets, and property and equipment approximated their carrying value at the date of acquisition. The intangible asset for existing technology and the earnout liability were valued using Level 3 inputs.

The fair value of the acquired intangible asset for existing technology was determined using the excess earnings method.

The fair value of the earnout liability was measured using the Monte Carlo simulation and was discounted using a rate that appropriately captures the risk associated with the obligation. The key assumption included in the simulation was revenue recognized.

3. Allocation of acquisition consideration

The statement of assets acquired and liabilities assumed is presented on the basis of the Company’s allocation of acquisition consideration. The Company accounts for business combinations under the acquisition method of accounting, which requires recognition separately from goodwill, the assets acquired and liabilities assumed at their acquisition date fair values. The acquisition consideration has been allocated to tangible and intangible assets acquired and liabilities assumed based on estimates of their fair value. The acquisition consideration allocation may result in an adjustment if additional information which existed as of the acquisition date, but was unknown to the Company at that time, becomes known to the Company during the remainder of the measurement period (up to one year from the acquisition date). While management believes that its estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed and the resulting amount of goodwill.

The table below represents the total estimated preliminary acquisition consideration (in thousands):

Cash consideration, net of cash acquired	$70,401
Estimated fair value of earnout liability	25,749
Total acquisition consideration	$96,150

4. Income taxes

The financial statement includes certain deferred tax assets and liabilities, primarily related to timing differences between book and tax for the developed technology intangible and net operating losses, as these assets were acquired and liabilities were assumed by the Company. The Company has $17,446 of federal and California net operating loss carry forwards available.

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) as of August 9, 2019 are as follows (in thousands):

Deferred tax assets (liabilities)
Net operating loss carryforward	$4,711
Intangible	(17,393)
Other	(28)
Valuation Allowance	(336)
Net deferred tax liabilities	$(13,046)

5. Commitments and contingencies

The Company is party to various legal proceedings arising in the normal course of business. At this time, the Company does not anticipate that any of these other proceedings arising in the normal course of business will have a material adverse effect on the Company’s business as of the date of the financial statement. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

6. Subsequent events

The Company liquidated New Aera, Inc. on August 15, 2019.  Subsequent events have been evaluated through October 24, 2019, the date the statement of assets acquired and liabilities assumed was issued.